Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement on Form S-8 of 3,200,000 shares of Common Stock, Post-Effective Amendment No. 2 to Registration Statement No. 333-04505 on Form S-8 and Post-Effective Amendment No. 5 to Registration Statement No. 33-84578 on Form S-8 of AK Steel Holding Corporation of our report dated January 20, 1998, appearing in the Annual Report on Form 10-K of AK Steel Holding Corporation for the year ended December 31, 1997, and to the reference to us under the heading "Experts" in the combined Reoffer Prospectus, which is part of such Registration Statements.




DELOITTE & TOUCHE LLP

Cincinnati, Ohio
July 29, 1998